Exhibit 10.13

SUBLEASE AGREEMENT

[Kinston Jet Center, LLC ~ Exclusive Jets, LLC]

This Sublease dated as of January 1, 2021, is made between Kinston Jet Center, LLC (Hereinafter “Sublandlord”) and Exclusive Jets, LLC d/b/a flyExclusive (Hereinafter “Subtenant”).

ARTICLE I: Defined Terms; Background

1. Each reference in this Sublease to the capitalized terms set forth below shall have the meanings given to them in this Article I.

Sublandlord:	Kinston Jet Center, LLC

Address:	2860 Jetport Rd. Kinston NC, 28504

Subtenant:	Exclusive Jets, LLC dba flyExclusive

Address:	2860 Jetport Rd. Kinston NC, 28504

Prime Lease:	Master Full Service Fixed Building Operator Lease Agreement dated May 20, 2020, between Prime Landlord and Sublandlord.

Prime Landlord:	[ ]

Prime Leased Premises:

Premises A [    ]

Premises B or “Office and Hangar” ([i] the office and aircraft hangar located at 2730 Rouse Road, Kinston, NC, subject to reservations in the Prime Lease, [ii] Ramp and Apron Area at the Hangar, [iii] certain automobile parking spaces at the Hangar, and [iv] a vehicle and equipment access easement across the aircraft parking facilities), all as more fully defined in the Prime Lease.

Kinston Regional Jet Port in Lenoir County, NC

Airport Complex:

Sublease Commencement Date:	January 1, 2021

Sublease Term:	See Section 2, below.

Subleased Premises:	The Prime Leased Premises excluding only:

Premises A [ ],

• An easement for maintenance and repair of Premises A,

• The reception area, restrooms, pilot’s lounge, and offices belonging to [ ] and [ ], within the office building in Premises B, and

• One reserved parking space.

The Subleased Premises, as well as the above-described excluded areas are more particularly shown on the diagram attached hereto as Exhibit B.

Base Monthly Rent:	$720,000.00 (Seven Hundred Twenty Thousand Dollars) annually, or $60,000 (Sixty Thousand Dollars) per month.

Security Deposit:	None.

Excluded Provisions of the Prime Lease:	Kinston Jet Center shall be responsible for all of the rental payment to the Prime Landlord, and for all fees pursuant the Prime Lease and payable to the Prime Landlord that relate to its operations as a Fixed-Based Operator. Subtenant shall be responsible for all expenses related to maintaining and operating its sublet premises, including, but not limited to insurance, maintenance, and utilities.

Articles II(H), VII, X, Part A (Articles XXVI, XXVII, XXVIII, and XXIX), Article XXXIII [Rent for Premises B], and Exhibit A-2, Exhibit E, and Exhibit I.

2. Sublandlord is the tenant under the Prime Lease. Sublandlord and Subtenant wish to enter into a sublease of the Subleased Premises on the terms and conditions set forth herein.

ARTICLE II: Agreements

NOW, THEREFORE, the parties agree as follows:

I.	PREMISES

Sublandlord hereby subleases to Subtenant, on the terms and conditions set forth in this Sublease, the Subleased Premises. Sublandlord shall deliver the Subleased Premises to Subtenant on the Sublease Commencement Date in broom clean condition but otherwise in their “AS IS, WHERE IS” condition. Subtenant acknowledges that Sublandlord has made no representations or warranties concerning the Subleased Premises or the Building or their fitness for Subtenant’s purposes, except as expressly set forth in this Sublease.

2.	SUBLEASE TERM

a. The term of this Sublease shall commence on the Sublease Commencement Date and continue for the Sublease Term through July 31, 2035, unless terminated prior to such date pursuant to the terms hereof or pursuant to law.

b. The Sublease may be extended if, and only if, Sublandlord extends its lease with Prime Landlord. The rent between Subtenant and Sublandlord shall increase by the same percentage that the Prime Lease rent increases pursuant its extension.

3.	RENT

a. Subtenant shall pay to Sublandlord the Base Monthly Rent (pro-rated in the case of any partial calendar month at the beginning or end of the Sublease Term, based upon the actual number of days in the month), without deduction, offset, notice, or demand, on or before the same date that rental is payable by Sublandlord under the Prime Lease. All charges, costs, expenses and sums required to be paid or borne by Subtenant under this Sublease in addition to Base Rent shall be deemed “Additional Rent”, and Base Rent and Additional Rent shall hereinafter collectively be referred to as “Rent”. Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease.

b. Any rent increases for the Primary Lease for extensions or renewals shall be the basis of a rent increase of the Sublease. The percentage of rent increase for the Primary Lease shall be used to compute the increase in the sublease using the same percentage of the Primary Lease.

4.	INSURANCE

Prior to occupancy Subtenant shall obtain, and through the Sublease Term shall maintain, with Sublandlord and Landlord named as additional insured, such liability and other insurance in such amounts as is required of Sublandlord under Article IX(D) of the Prime Lease. Subtenant agrees the Prime Landlord and not Sublandlord shall provide insurance on the buildings and the real property owned by Prime Landlord on which the buildings are situated (the “Land”), and restore the Subleased Premises, or the building, as applicable, in the event of a fire or other casualty.

Neither Sublandlord nor Subtenant shall be liable to the other party for damages to the Subleased Premises, the Subleased Premises, the improvements located thereon, or the contents thereof to the extent that such liability is coverable by a policy of insurance required to be maintained or actually maintained by the damaged party. Sublandlord and Subtenant hereby grant to one another on behalf of any insurer providing insurance to either covering the Subleased Premises or the Prime Leased Premises, the improvements located thereon or the contents thereof, a waiver of any right of subrogation any such insurer of one party may acquire against the other by virtue of payment of any loss under any such insurance. The foregoing provision shall be of no force or effect to the extent its existence or enforceability would adversely affect the enforceability, validity and/or collectability of any insurance coverage claimed by either party provided that both parties agree to obtain any insurance endorsements which may be available at nominal cost if such endorsements would permit the effectiveness of this provision under circumstances where it would otherwise be ineffective. If a party is unable to obtain such endorsement, it shall immediately notify the other of this inability. In the absence of such notification, each party shall be deemed to have obtained such waiver of subrogation.

5.	USE OF PREMISES

Subtenant shall use and occupy the Subleased Premises only for the uses permitted by the Prime Lease, and only to the extent permitted by all laws governing or affecting Subtenant’s use of the Subleased Premises.

6.	ASSIGNMENT AND SUBLETTING

Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises without the prior written consent of Sublandlord, which consent Sublandlord may grant, withhold or condition in its sole and absolute discretion. Without limiting the generality of the foregoing, any change in a majority of the voting rights or other controlling rights or interests of Subtenant shall be deemed an assignment of this Sublease for the purposes of this Section 6. Any attempt by Subtenant to assign, sublet or transfer its rights in the Subleased Premises without the prior written consent of Sublandlord shall be void. Notwithstanding the preceding terms of this Section 6, without any approval of or notice to Sublandlord, Subtenant may license or sublet the Subleased Premises to, or otherwise allow the use of all or a part of the Subleased Premises by, a Subtenant Subsidiary, as defined herein. A “Subtenant Subsidiary” means: (1) any corporation, limited partnership or limited liability company that is controlled by Subtenant; or (2) any corporation, limited partnership or limited liability company in which Subtenant owns in excess of 25% of the beneficial interests, whether directly or indirectly.

7.	SERVICES; FUEL

a.

No services are currently included in Base Monthly Rent except for any provided by Prime Landlord to Sublandlord under the Prime Lease. Subtenant shall have no right to require Sublandlord to perform any of such services. Subtenant shall not enter the FBO business in competition with the Sublandlord.

8.	CONDITION OF PREMISES; SUBTENANT’S WORK; TRADE FIXTURES

Any personal property or trade fixtures that are necessary for the conduct of Subtenant’s business and that are installed by or for Subtenant in the Subleased Premises in accordance with the terms of the Prime Lease shall, at the termination of this Sublease, be removed by Subtenant and Subtenant shall restore the Subleased Premises at Subtenant’s sole cost to the state and condition in which they existed on the Sublease Commencement Date, ordinary wear and tear excepted, and otherwise in accordance with the Prime Lease. If Subtenant fails to comply with the provisions of this paragraph, Sublandlord or Prime Landlord may make such repairs or restoration, and the reasonable cost thereof shall be additional rent payable by Subtenant on demand. All such personal property and trade fixtures shall be and remain the property of Subtenant, provided that any such trade fixtures remaining on the Subleased Premises after the expiration or termination of the term hereof shall be deemed abandoned by Subtenant and shall, at Sublandlord’s option, become the property of Sublandlord without payment therefor. Further, Subtenant acknowledges that Sublandlord is obligated to remove its own personal property no later than the expiration or earlier termination of the Lease pursuant to Article XVl(C), and that Subtenant shall have no claim against Sublandlord for any such removal.

9.	ALTERATIONS AND IMPROVEMENTS

Sublandlord shall have no obligation to make any alterations, additions, improvements or installations in or to the Subleased Premises (“Alterations”) for Subtenant’s use or occupancy thereof. Notwithstanding any provisions of the Prime Lease to the contrary, Subtenant shall not make any Alterations in the Subleased Premises without in each instance obtaining the prior written consent of both Prime Landlord and Sublandlord, which they may grant, withhold or condition in their respective sole and absolute discretion. If Sublandlord and Prime Landlord consent to any such Alterations, Subtenant shall perform and complete such Alterations at its expense, in a good and workmanlike manner and in compliance with applicable laws and the Prime Lease. If Prime Landlord requires removal and restoration of any Alterations made by Subtenant, Subtenant shall cause the same to be removed in accordance with the Prime Lease, but if Subtenant fails to comply with such requirements, Sublandlord may undertake such removal and restoration and Subtenant shall be liable to Sublandlord for all costs and expenses incurred by the Subtenant in connection therewith.

10.	SUBORDINATION TO PRIME LEASE

a. This Sublease shall at all times be subject and subordinate to the terms and provisions of the Prime Lease. Except for the Excluded Sections of the Prime Lease and except as otherwise set forth in this Sublease, all of the terms and conditions contained in the Prime Lease are hereby incorporated herein by this reference as terms and conditions of this Sublease, except that references in the Prime Lease to the terms listed in Column A below shall be deemed to be references to the terms set forth in this Sublease listed in the same row in Column B below:

Column A

Lease or Agreement	Sublease

Lessor or Authority	Sublandlord

Lessee	Subtenant

“the (t/T)erm of this Agreement”, “the Term”, “the term of this (1/L)ease”, “the lease term”, “the original term” or “the term hereof”	Sublease Term

Annual Base Rental or Monthly Base Rent	Base Monthly Rent (which amount shall be annualized where the context so admits)

“Premises” or “Premises A and B” or “Premises B”	Subleased Premises

“Airport”	Airport Complex

b. Notwithstanding any other provision of this Sublease, Sublandlord, as sublandlord under this Sublease, shall have the benefit of all rights, waivers, remedies and limitations of liability enjoyed by Prime Landlord, as the landlord under the Prime Lease, but (i) Sublandlord shall have no obligation to perform the obligations of Prime Landlord, as landlord under the Prime Lease; (ii) Sublandlord shall not be bound by any representations or warranties of the Prime Landlord under the Prime Lease; (iii) in any instance where the consent of Prime Landlord is required under the terms of the Prime Lease, the consent of Sublandlord and Prime Landlord shall be required; and (iv) Sublandlord shall not be liable to Subtenant for any failure or delay in Prime Landlord’s performance of its obligations, as landlord under the Prime Lease.

c. Subtenant shall have no rights, and hereby waives any claims with respect to, to any award or other compensation under Article XVIII in the event of any Taking, but this Sublease and Subtenant’s rights otherwise shall remain subject in all respects to the obligations of and limitations upon Lessee under Article XVIII.

d. Upon the default by Subtenant in the full and timely payment and performance of its obligations under the Sublease, Sublandlord may exercise any and all rights and remedies granted to Prime Landlord by the Prime Lease with respect to default by the Tenant or Lessee under the Prime Lease. Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Prime Lease. If the Prime Lease terminates for any reason, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease; provided, however, that Subtenant shall pay to Sublandlord all sums due and accrued under this Sublease as of the termination date.

e. The cure periods set forth in Article XIX(A) of the Prime Lease are hereby adjusted for purposes of this Sublease as follows: (A) the clause (i) cure period of five (5) business days is hereby shortened to three (3) business days, (B) the clause (ii) cure period of 30 days is hereby shortened to 21 days, (C) the clause (iii) cure period of 90 days is hereby shortened to 60 days, and (D) the clause (iv) cure period of 60 days is hereby shortened to 30 days.

f. If any response is needed from Subtenant in order for Sublandlord to respond to an estoppel certificate requested by Prime Landlord, Subtenant shall provide such response as soon as possible, but in the event that Subtenant shall take more than four (4) business days to respond to such a request from Sublandlord, then Sublandlord shall be empowered to answer on Subtenant’s behalf, and Subtenant shall be bound by and estopped from denying any such facts as are represented by Sublandlord.

g. In the event that a provision of this Sublease conflicts with any provision of the Prime Lease, as between Sublessor and Sublessee, to the extent of such conflict, the terms of this Sublease shall control.

11.	INDEMNITY

Subtenant shall indemnify, defend and hold harmless Sublandlord from all claims, liabilities, losses, damages and expenses arising out of (a) a default by Subtenant in the full and timely payment and performance of its obligations, as subtenant under this Sublease, (b) any accident or injury to property or person in the Subleased Premises, (c) the negligence and willful misconduct of Subtenant, its agents, employees, invitees or contractors or (d) a default under the Prime Lease caused by Subtenant, its agents, employees or contractors. Sublandlord shall indemnify, defend and hold harmless Subtenant from all claims, liabilities, losses, damages and expenses arising out of a default under the Prime Lease by Sublandlord with respect to the full and timely payment of its monetary obligations thereunder, except in the event that any such default arises out of Subtenant’s default hereunder with respect to payment of Rent.

12.	NOTICES OR DEMANDS

All notices and demands under this Sublease shall be in writing and shall be effective (except for notices to Prime Landlord, which shall be given in accordance with the provisions of the Prime Lease) upon the earlier of (i) receipt at the Sublandlord’s Notice Addresses or the Subtenant’s Notice Addresses, or the notice address of the Prime Landlord set forth in the Prime Lease, as the case may be, by the party being served, or (ii) upon delivery being refused. All such notices or demands shall be sent by United States certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service that provides tracking and proof of receipt. Either party may change its address for notices and demands under this Sublease by ten (10) days’ notice to the other party.

13.	PARKlNG

Subtenant shall be entitled to use and enjoy all of Sublandlord’s parking rights under the Prime Lease, on a non-exclusive basis, and on the terms and conditions provided in the Prime Lease, excluding only that reserved parking space designated as an Excluded Area on Exhibit B.

14.	MISCELLANEOUS

a. This Sublease shall be governed by the laws of the State of North Carolina.

b. This Sublease, together with any exhibits and attachments hereto and the Prime Lease, constitutes the entire agreement between Sublandlord and Subtenant relative to the Subleased Premises, and this Sublease and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Sublandlord and Subtenant. Sublandlord and Subtenant agree hereby that all prior or contemporaneous oral discussions, letters or written documents between and among themselves and their agents and representatives relative to the subleasing of the Subleased Premises are merged in or revoked by this Sublease.

c. This Sublease may be signed in multiple counterparts, all of which counterparts when taken together shall have the same force and effect as if all parties hereto had executed a single copy of this Sublease. Any signature on a counterpart of this Sublease sent by electronic transmission, or made via DocuSign or other comparable electronic signature software, shall be deemed valid and binding upon the party employing or utilizing the same.

d. This Sublease shall inure to the benefit of and be binding upon the respective heirs, administrators, executors, successors and assigns of the parties hereto; provided, however, that this provision shall not be construed to allow an assignment or subletting which is otherwise specifically prohibited hereby.

e. The section and paragraph headings are included only for the convenience of the parties and are not part of this Sublease and shall not be used to interpret the meaning of provisions contained herein or the intent of the parties hereto.

f. Sublandlord shall furnish to Subtenant one (1) key for each lock on the Subleased Premises, which Subtenant is permitted to use hereunder, and shall, on Subtenant’s request and at Subtenant’s expense, provide additional duplicate keys. Subtenant shall not make any duplicate keys. All keys shall be returned to Sublandlord upon the termination of this Sublease, and Subtenant shall give to Sublandlord the explanation of the combination of any safes, vaults and combination locks in the Subleased Premises. Prime Landlord shall at all times keep a pass key to the Subleased Premises. All entrance doors to the Subleased Premises shall be left locked when the Subleased Premises are not in use. Subtenant assumes and agrees to perform and observe all provisions, terms, covenants, and conditions of the Tenant/Sublandlord under the Prime Lease as the same relate to the Subleased Premises and to Sublessee’s use and occupancy of the same and use of the Common Areas during the Sublease Term. Regular business hours for the Airport Complex are specified in Article IV (E) of the Prime Lease. Additional access security measures and additional charges for HVAC service may apply outside of regular business hours.

15.	BROKERS

Sublandlord and Subtenant each represent and warrant to the other that it has not dealt with any broker or finder in connection with the consummation of this Sublease. The Sublandlord shall indemnify, defend and hold Subtenant -harmless from and against any and all claims, losses, liabilities, damages, demands, costs and expenses (including actual, reasonable attorneys’ fees at or before the trial level and any appellate proceedings) arising out of any claim made by any realtor, broker, finder, or any other intermediary who claim to have been engaged, contracted or utilized by Sublandlord in connection with the transaction which is the subject matter of this Sublease. The Subtenant shall indemnify, defend and hold Sublandlord harmless from and against any and all claims, losses, liabilities, damages, demands, costs and expenses (including actual, reasonable attorneys’ fees at or before the trial level and any appellate proceedings) arising out of any claim made by any realtor, broker, finder, or any other intermediary who claim to have been engaged, contracted or utilize d by Subtenant in connection with the transaction which is the subject matter of this Sublease. The indemnification obligations provided in this Section shall survive the termination of the Sublease and Prime Lease.

16.	PRIME LANDLORD CONSENT

Each and every one of Sublandlord’s obligations hereunder are conditioned upon Sublandlord obtaining Prime Landlord’s consent to this Sublease, for all purposes under the Prime Lease. Sublandlord shall notify Subtenant in the event such consent is obtained, and in the event that Prime Landlord shall require Subtenant and Sublandlord to execute a commercially reasonable form of sublease consent agreement, the parties shall cooperate with regard to finalizing and executing the same.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Sublease to be signed by their duly authorized representatives to be effective on the date first set out above.

Sublandlord:		Subtenant:

Kinston Jet Center, LLC		Exclusive Jets, LLC, d/b/a flyExclusive

By:	/s/ Jim Segrave	By:	/s/ Jim Segrave
Name:	Jim Segrave	Name:	Jim Segrave
Title:	Manager	Title:	Manager
Date:	12/21, 2020	Date:	12/21, 2020

List of Exhibits

Exhibit A – Prime Lease

Exhibit B – Diagram of Subleased Premises and Excluded Areas